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ArvinMeritor Reports Second-Quarter Fiscal Year 2009 Results

TROY, Mich. (May 5, 2009) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its second fiscal quarter ended March 31, 2009.

Quarterly Highlights

•	Sales of $1.1 billion, down approximately $671 million, or 38 percent, from the same period last year (down 32 percent on a constant currency basis).

•	On a GAAP basis, net loss from continuing operations was $52 million or $0.72 per diluted share, compared to net income from continuing operations of $24 million or $0.33 per diluted share in the same period last year.

•	Loss from continuing operations, before special items, of $9 million, or $0.12 per diluted share, compared to income from continuing operations, before special items, of $27 million, or $0.37 per diluted share in the same period last year.

•	Cash outflow from operations was $102 million in the second quarter of fiscal year 2009. Excluding reductions in sales of receivables, cash flow was positive $77 million resulting from reductions in working capital and benefits of cost reduction actions.

•	Free cash outflow (cash outflow from operations less capital expenditures) of $138 million in the second quarter of fiscal year 2009 compared to positive free cash flow of $134 million in the same period last year.

“We are proud of the strong performance from our global operations teams despite continued low volumes in the commercial and light vehicle markets,” said Chip McClure, chairman, CEO and president. “While revenues are down in the OE light vehicle, truck and trailer businesses, compared to the first quarter, we are reporting more favorable earnings due to a continued focus on cost reduction efforts and strong performance from our specialty and aftermarket groups.”

Second-Quarter Fiscal Year 2009 Results

For the second quarter of fiscal year 2009, ArvinMeritor posted sales from continuing operations of $1.1 billion, a decrease of approximately 38 percent from the same period last year. This decrease is primarily due to significantly lower production volumes in most original equipment markets globally.

EBITDA, before special items, was $36 million, down $68 million from the same period last year. The unfavorable impact of lower sales on EBITDA was partially offset by aggressive cost reduction efforts and demand for specialty and aftermarket products, driven by the company’s military contracts and expanding remanufacturing business. Also impacting EBITDA in the second quarter of fiscal year 2009 was a favorable one-time adjustment of $12 million resulting from the elimination of substantially all variable incentive compensation.

Loss from continuing operations, before special items, was $9 million, or $0.12 per diluted share, compared to income from continuing operations, before special items of $27 million, or $0.37 per diluted share, in the same period last year. Special items for the quarter primarily reflect $56 million of pre-tax restructuring charges.

Commercial vehicle sales were $739 million, down 38 percent from the same period last year. EBITDA, before special items, for Commercial Vehicle Systems was $53 million for the quarter, down 37 percent from the second quarter of fiscal year 2008, primarily due to lower sales. However, compared to the company’s first quarter, EBITDA, before special items, was higher despite sales being down 23 percent. This reflects the impact of our cost reduction actions as well as a favorable mix of specialty and aftermarket products.

Cost-Reduction Actions

During the first half of fiscal year 2009, the company executed various actions to reduce costs and manage cash during these difficult economic times. These actions are expected to result in savings of approximately $430 million on an annual basis, or $311 million for fiscal year 2009. Cost reduction actions include the elimination of the Light Vehicle Systems (LVS) divisional organization, temporary or permanent reduction of approximately 3,000 employees globally, salary reductions, suspension of annual salary increases, elimination of the 401-K match, extended plant shutdowns across the company’s global operations, the elimination of all non-essential discretionary spending and savings driven by the Performance Plus program.

Light Vehicle Systems Update

In January, the company announced that difficulties in the credit markets and continued volume weakness in most markets prevented the sale of Body and Chassis as one entity at an acceptable value. Therefore, the company has remained intensely focused on managing both the Body Systems and Chassis businesses for maximum cost efficiencies.

EBITDA, before special items, for LVS was negative $13 million for the quarter, compared to negative $35 million in the first quarter. Improvements in labor and burden, restructuring initiatives, pricing adjustments, contract renegotiations and strong aftermarket sales contributed to stronger performance this quarter. Body Systems has also been awarded new business expected to be valued at more than $15 million of annual sales in China, $60 million of annual sales in North America (of which 80 percent is with non-U.S. companies) and more than $47 million of annual sales in Europe. In total, we believe these business wins represent significant sales over the life of the programs and should enhance the value of this business.

In addition, the company continues to aggressively pursue exit strategies for its Chassis businesses. ArvinMeritor anticipates finalizing the first transaction for a significant unit of Chassis in the near future.

Impact of Chrysler Bankruptcy

As of April 29, ArvinMeritor had $7 million of outstanding receivables subject to Chrysler’s U.S. bankruptcy proceedings. Of that amount, only $3 million are expected to be outside of administrative claim status. Management has determined that if some or all of these receivables are ultimately not collectible, the impact on the company’s second-quarter results would not be material.

ArvinMeritor will be impacted by Chrysler’s announcement to idle its facilities during the bankruptcy process. The company anticipates a 30-60 day shutdown to have a negative impact on EBITDA in the range of $2 million to $5 million.

Liquidity

The ArvinMeritor management team remains focused on managing the business for maximum liquidity. At the end of the second quarter, the company was in compliance with all covenants in our senior secured credit facility and the U.S. securitization facility. It is possible that the company may need amendments or waivers to these facilities before the end of the 2009 fiscal year in order to increase the flexibility afforded to ArvinMeritor through the senior secured debt-to-EBITDA covenants. If such amendments or waivers are not needed by the end of the third fiscal quarter, it is increasingly likely that they will be needed on Sept. 30, 2009. If amendments or waivers are needed and not obtained, the company would be in violation of the debt to EBITDA covenant and the lenders would have the right to accelerate the obligations.

Even with amendments or waivers to the company’s senior secured credit facility and the U.S. securitization facility, it may be necessary to pursue additional liquidity enhancing actions, which are not entirely within the company’s control, including exploring asset sales or obtaining additional external sources of liquidity.

Outlook

While current market conditions remain depressed, North America and South America are showing signs of stabilization, and certain markets in Asia are indicating slight signs of improvement, offsetting continued declines in Europe.

For the third quarter of fiscal year 2009 (compared to the second fiscal quarter of 2009), the company anticipates:

•	Revenue to be about flat

•	Loss per share, before special items, to be greater

•	Free cash flow, before reductions in sales of receivables, to be positive

•	Total free cash flow to be slightly negative

“ArvinMeritor was proactive in taking aggressive steps to preserve liquidity through this downturn and continues to be diligent in maintaining all of the actions put into place in the past six months,” said McClure. “We will continue to operate with that same rigor, while maintaining a constant focus on the company’s financial position. We anticipate that we will begin to see positive signs of improvement in some markets during the second half of this year.”

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company marks its centennial anniversary in 2009, celebrating a long history of ‘forward thinking.’ ArvinMeritor serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.arvinmeritor.com/.

Forward-Looking Statements

This presentation contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions.  There are risks and uncertainties relating to the approval by the New York Stock Exchange of our plan to meet compliance with listing requirements, our ability to obtain any needed amendment to our credit agreement, our ability to achieve anticipated cost savings from cost reduction actions and the planned disposition of the Body Systems and Chassis Systems businesses of ArvinMeritor’s LVS business, including the timing and certainty of completion and the terms of any transaction or transactions. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions, including the recent global economic crisis; whether we will have sufficient liquidity as we continue to be affected by declining vehicle production volumes; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to find a replacement facility for its U.S. securitization facility; the ability of the company to access capital markets; credit ratings of the company’s debt; continued decline in the price of our common stock on the NYSE; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding income or loss from continuing operations, diluted earnings per share and operating income before special items, which are non-GAAP financial measures. These non-GAAP measures are defined as reported income or loss from continuing operations, reported diluted earnings or loss per share, and EBITDA plus or minus special items. Other non-GAAP financial measures include “free cash flow.” EBITDA is defined as income or loss from continuing operations before interest, income taxes, depreciation and amortization and loss on sale of receivables. We use EBITDA as the primary basis to evaluate the performance of each of our reportable segments. Free cash flow represents net cash provided by operating activities, less capital expenditures.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance and entity valuation; and free cash flow is useful in analyzing the company’s ability to service and repay its debt. Further, management uses these non-GAAP measures for planning and forecasting in future periods.

These non-GAAP measures should not be considered a substitute for the reported results prepared in accordance with GAAP. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

Set forth on the following pages are reconciliations of these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Second-Quarter 2009 Conference Call

The company will host a conference call and Web cast to present the company’s fiscal year 2009 second-quarter financial results on Tuesday, May 5, 2009, at 4:30 p.m. (ET).

To participate, call (617) 213-4854 ten minutes prior to the start of the call. Please reference pass code 85210970 when dialing in. Investors can also listen to the conference call in real time – or for seven days by recording – by visiting www.arvinmeritor.com.

A replay of the call will be available from 7:30 p.m. May 5, to 11:59 p.m. May 12, 2009, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code number 95313064.

   To access the listen-only audio Web cast, visit the ArvinMeritor Web site at www.arvinmeritor.com and select the Web cast link from the home page or the investor page.

The company’s second-quarter financial results will be released prior to the conference call and Web cast on May 5, 2009. The release will be issued through PR Newswire, First Call and the company’s Web site.

ARVINMERITOR, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Sales	$1,110	$1,781	$2,480	$3,444
Cost of sales	(1,022)	(1,614)	(2,319)	(3,147)
GROSS MARGIN	88	167	161	297
Selling, general and administrative	(69)	(105)	(175)	(197)
Restructuring costs	(56)	(5)	(82)	(15)
Asset impairment charges	—	—	(279)	—
Other expense, net	(1)	(1)	(1)	(1)
OPERATING INCOME (LOSS)	(38)	56	(376)	84
Equity in earnings (losses) of affiliates	(3)	6	1	17
Interest expense, net	(23)	(20)	(45)	(47)
INCOME (LOSS) BEFORE INCOME TAXES	(64)	42	(420)	54
Benefit (provision) for income taxes	12	(14)	(633)	(24)
Minority interests	—	(4)	10	(7)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(52)	24	(1,043)	23
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	5	(4)	5	(15)
NET INCOME (LOSS)	$(47)	$20	$(1,038)	$8

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(0.72)	$0.33	$(14.41)	$0.32
Discontinued operations	0.07	(0.05)	0.07	(0.21)
Diluted earnings (loss) per share	$(0.65)	$0.28	$(14.34)	$0.11

Diluted average common shares outstanding	72.6	72.5	72.4	72.5

ARVINMERITOR, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited, In millions)

	March 31,	September 30,
	2009	2008
ASSETS:
Cash and cash equivalents	$165	$497
Receivables, trade and other, net	783	1,114
Inventories	506	623
Other current assets	115	218
Net property	530	775
Goodwill	423	522
Other assets	352	925
TOTAL ASSETS	$2,874	$4,674

LIABILITIES AND SHAREOWNERS’ EQUITY (DEFICIT)
Short-term debt	$141	$240
Accounts payable	715	1,287
Other current liabilities	435	610
Long-term debt	1,376	1,063
Retirement benefits	654	690
Other liabilities	272	247
Minority interests	50	75
Shareowners' equity (deficit)	(769)	462
TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY (DEFICIT)	$2,874	$4,674

ARVINMERITOR, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION

(Unaudited, In millions)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Sales:
Commercial Vehicle Systems	$739	$1,192	$1,695	$2,272
Light Vehicle Systems	371	589	785	1,172
Total sales	$1,110	$1,781	$2,480	$3,444
EBITDA:
Commercial Vehicle Systems	$15	$84	$45	$155
Light Vehicle Systems	(29)	19	(331)	21
Total Segment EBITDA	(14)	103	(286)	176
Unallocated Corporate Costs	(7)	(4)	(23)	(5)
Total EBITDA	(21)	99	(309)	171
Loss on Sale of Receivables	(2)	(5)	(6)	(9)
Depreciation and Amortization	(18)	(36)	(50)	(68)
Interest Expense, Net	(23)	(20)	(45)	(47)
Benefit (Provision) for Income Taxes	12	(14)	(633)	(24)
Income (Loss) from Continuing Operations	$(52)	$24	$(1,043)	$23

ARVINMERITOR, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, In millions)

	Six Months Ended March 31,
	2009	2008
OPERATING ACTIVITIES
Income (loss) from continuing operations	$(1,043)	$23
Adjustments to loss from continuing operations:
Depreciation and amortization	50	68
Asset Impairment charges	279	—
Deferred income tax expense	632	21
Restructuring costs, net of payments	41	(5)
Pension and retiree medical expense	43	52
Other adjustments to income (loss) from continuing operations, net	7	(5)
Pension and retiree medical contributions	(61)	(43)
Proceeds from terminations of interest rate swaps	—	28
Changes in off-balance sheet receivable securitization and factoring	(183)	197
Changes in assets and liabilities	(197)	(430)
Cash flows used for continuing operations	(432)	(94)
Cash flows used for discontinued operations, net	(8)	(14)
CASH USED FOR OPERATING ACTIVITIES	(440)	(108)
INVESTING ACTIVITIES
Capital expenditures	(84)	(63)
Acquisitions of businesses and investments, net of cash acquired	—	(41)
Proceeds from disposition of property and businesses	2	8
Proceeds from investments and marketable securities	6	5
Net investing cash flows provided by discontinued operations	—	55
CASH USED FOR INVESTING ACTIVITIES	(76)	(36)
FINANCING ACTIVITIES
Borrowings (payments) on accounts receivable securitization program	(23)	128
Borrowings on revolving credit facility, net	318	—
Repayment of notes	(83)	(5)
Borrowings on lines of credit and other, net	6	4
Net change in debt	218	127
Debt issuance and extinguishment costs	—	(6)
Cash dividends	(8)	(15)
CASH PROVIDED BY FINANCING ACTIVITIES	210	106
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	(26)	6
CHANGE IN CASH AND CASH EQUIVALENTS	(332)	(32)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	497	409
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$165	$377

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION

Non-GAAP

(Unaudited)
(In millions, except per share amounts)

			LVS	Q2 FY 09
	Q2 FY 09		Separation	Before
	Reported	Restructuring	Costs	Special Items
Sales	$1,110	$—	$—	$1,110
Gross Margin	88	—	—	88
Operating Income (Loss)	(38)	56	2	20
Loss from Continuing Operations	(52)	41	2	(9)
Basic Loss Per Share – Continuing Operations	$(0.72)	$0.57	$0.03	$(0.12)

Segment EBITDA:
Commercial Vehicle Systems	$15	$38	$—	$53
Light Vehicle Systems	(29)	16	—	(13)
Total Segment EBITDA	$(14)	$54	$—	$40

Segment EBITDA Margins
Commercial Vehicle Systems	2.0%			7.2%
Light Vehicle Systems	-7.8%			-3.5%
Total Segment EBITDA Margins	-1.3%			3.6%

				Q1 FY 09
	Q1 FY 09		Impairment	Before
	Adjusted (1)	Restructuring	Charges	Special Items
Segment EBITDA:
Commercial Vehicle Systems	$30	$8	$8	$46
Light Vehicle Systems	(302)	15	252	(35)
Total Segment EBITDA	$(272)	$23	$260	$11

(1) Segment EBITDA results for the first quarter of fiscal year 2009 have been adjusted to conform to the year-to-date allocations of corporate costs.

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION

Non-GAAP

(Unaudited)
(In millions, except per share amounts)

	Q2 FY 08		Q2 FY 08 Before
	Reported	Restructuring	Special Items
Sales	$1,781	$—	$1,781
Gross Margin	167	—	167
Operating Income	56	5	61
Income from Continuing Operations	24	3	27
Diluted Earnings Per Share – Continuing Operations	$0.33	$0.04	$0.37

Segment EBITDA:
Commercial Vehicle Systems	$84	$—	$84
Light Vehicle Systems	19	5	24
Total Segment EBITDA	$103	$5	$108

Segment EBITDA Margins
Commercial Vehicle Systems	7.0%		7.0%
Light Vehicle Systems	3.2%		4.1%
Total Segment EBITDA Margins	5.8%		6.1%

ARVINMERITOR, INC.

EBITDA BEFORE SPECIAL ITEMS RECONCILIATION

Non-GAAP

(Unaudited, in millions)

	Three Months Ended March 31,
	2009	2008

Total EBITDA - Before Special Items	$36	$104
Restructuring Costs, net of minority interests	(55)	(5)
LVS Separation Costs	(2)	—
Loss on Sale of Receivables	(2)	(5)
Depreciation and Amortization	(18)	(36)
Interest Expense, Net	(23)	(20)
Benefit (Provision) for Income Taxes	12	(14)
Income (Loss) From Continuing Operations	$(52)	$24

ARVINMERITOR, INC.

FREE CASH FLOW - RECONCILIATION

Non-GAAP

(Unaudited, in millions)

	Quarter Ended
	March 31,
	2009	2008
Cash flows provided by (used for) operating activities, before receivables securitization and factoring	$77	$81
Changes in receivables securitization and factoring	(179)	82
Cash flows provided by (used for) operating activities	(102)	163
Capital expenditures	(36)	(29)
Free cash flow	$(138)	$134